Exhibit 4.4

EXECUTION VERSION

TWENTY-FIFTH SUPPLEMENTAL INDENTURE

The Twenty-Fifth Supplemental Indenture, dated as of December 20, 2018 (this “Twenty-Fifth Supplemental Indenture”), among CIGNA CORPORATION (formerly known as Halfmoon Parent Inc.) (the “Parent Guarantor”), a corporation organized and existing under the laws of the State of Delaware, EXPRESS SCRIPTS HOLDING COMPANY, a corporation organized and existing under the laws of the State of Delaware (the “Company”) and a direct Subsidiary of the Parent and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

RECITALS:

WHEREAS, the Company, the Guarantors, and the Trustee are parties to an Indenture, dated as of November 21, 2011 (the “Base Indenture” and, as amended, supplemented and otherwise modified on or prior to the date hereof, including by this Twenty-Fifth Supplemental Indenture, the “Indenture”), relating to the issuance from time to time by the Company of its Securities on terms specified at the time of issuance;

WHEREAS, each of (a) that certain Section 7.1(9) of (1) that certain Third Supplemental Indenture to the Base Indenture, dated as of November 21, 2011 (the “Third Supplemental Indenture”), relating to the 4.750% Senior Notes due 2021, (2) that certain Fourth Supplemental Indenture to the Base Indenture, dated as of November 21, 2011 (the “Fourth Supplemental Indenture”), relating to the 6.125% Senior Notes due 2041 and (3) that certain Seventh Supplemental Indenture to the Base Indenture, dated as of February 9, 2012 (the “Seventh Supplemental Indenture”), relating to the 3.900% Senior Notes due 2022 and (b) Section 5.1(9) of (1) that certain Twelfth Supplemental Indenture to the Base Indenture, dated as of June 5, 2014 (the “Twelfth Supplemental Indenture”), relating to the 2.25% Senior Notes due 2019, (2) that certain Thirteenth Supplemental Indenture to the Base Indenture, dated as of June 5, 2014 (the “Thirteenth Supplemental Indenture”), relating to the 3.50% Senior Notes due 2024, (3) that certain Sixteenth Supplemental Indenture to the Base Indenture, dated as of February 25, 2016 (the “Sixteenth Supplemental Indenture”), relating to the 3.300% Senior Notes due 2021, (4) that certain Seventeenth Supplemental Indenture to the Base Indenture, dated as of February 25, 2016 (the “Seventeenth Supplemental Indenture”), relating to the 4.500% Senior Notes due 2026, (5) that certain Eighteenth Supplemental Indenture to the Base Indenture, dated as of July 5, 2016 (the “Eighteenth Supplemental Indenture”), relating to the 3.000% Senior Notes due 2023, (6) that certain Nineteenth Supplemental Indenture to the Base Indenture, dated as of July 5, 2016 (the “Nineteenth Supplemental Indenture”), relating to the 3.400% Senior Notes due 2027, (7) that certain Twentieth Supplemental Indenture to the Base Indenture, dated as of July 5, 2016 (the “Twentieth Supplemental Indenture”), relating to the 4.800% Senior Notes due 2046, (8) that certain Twenty-Second Supplemental Indenture to the Base Indenture, dated as of November 30, 2017 (the “Twenty-Second Supplemental Indenture”), relating to the 2.600% Senior Notes due 2020, (9) that certain Twenty-Third Supplemental Indenture to the Base Indenture, dated as of November 30, 2017 (the “Twenty-Third Supplemental Indenture”), relating to the Floating Rate Notes due 2020 and (10) that certain Twenty-Fourth Supplemental Indenture to the Base Indenture, dated as of November 30, 2017 (the “Twenty-Fourth Supplemental Indenture” and, together with the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Seventh Supplemental Indenture, the Twelfth Supplemental Indenture, the Thirteenth Supplemental Indenture, the Sixteenth Supplemental Indenture, the Seventeenth Supplemental Indenture, the Eighteenth Supplemental Indenture, the Nineteenth Supplemental Indenture, the Twentieth Supplemental Indenture, the Twenty-Second Supplemental Indenture and the Twenty-Third Supplemental Indenture, the “Supplemental Indentures”), relating to the 3.050% Senior Notes due 2022 (together with the 4.750% Senior Notes due 2021, the 6.125% Senior Notes due 2041, the 3.900% Senior Notes due 2022, the 2.25% Senior Notes due 2019, the 3.50% Senior Notes due 2024, the 3.300% Senior Notes due 2021, the 4.500% Senior Notes due 2026, the 3.000% Senior Notes due 2023, the 3.400% Senior Notes due 2027, the 4.800% Senior Notes due 2046, the 2.600% Senior Notes due 2020 and the Floating Rate Notes due 2020, the “Notes”), provides that the Company and the Trustee may enter into a supplemental indenture to make any amendment or supplement to the Base Indenture, the applicable Supplemental Indenture and the terms of the Notes issued thereunder, as long as that amendment or supplement does not adversely affect the interests of the Holders of any of the applicable Notes in any material respect (in each case to be evidenced by an Opinion of Counsel);

WHEREAS, the Parent Guarantor is not under any obligation to guarantee any of the Company’s obligations under the Notes or the Indenture but desires to guarantee unconditionally all of the Company’s obligations under the Notes and the Indenture pursuant to a guarantee on the terms and conditions set forth herein; and

WHEREAS, all conditions and requirements of the Indenture necessary to make this Twenty-Fifth Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto.

NOW THEREFORE, for and in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged by the parties hereto, the Parent Guarantor, the Company and the Trustee agree as follows:

ARTICLE I

PARENT GUARANTEE

Section 1.01       Parent Guarantee.

(a)          The Parent Guarantor, as primary obligor and not merely as surety, hereby irrevocably and fully and unconditionally guarantees to each Holder of the Notes and to the Trustee and its successor and assigns (the “Parent Guarantee”) on an unsecured, unsubordinated basis and equal in right of payment to all existing and future unsecured, unsubordinated indebtedness of the Parent Guarantor, the punctual payment when due of all monetary obligations of the Company under the Indenture and the Notes, whether for principal of or interest on the Notes.  The obligations of the Parent Guarantor hereunder shall be joint and several with the obligations of the other Guarantors pursuant to their Guarantees under the Indenture.

(b)          The obligations of the Parent Guarantor shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of the Parent Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee, result in the obligations of the Parent Guarantor under the Parent Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

(c)          The Parent Guarantor further agrees that (to the fullest extent permitted by law) its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Indenture, the Notes or the obligations of the Company or any other Guarantor hereunder or thereunder, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against the Company, any action to enforce the same, or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of the Parent Guarantor.

(d)          The Parent Guarantor hereby waives (to the fullest extent permitted by law) the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that (except as otherwise provided in Section 1.03) the Parent Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, the Indenture and the Parent Guarantee. The Parent Guarantee is a guarantee of payment and not of collection.

Section 1.02       Continuing Parent Guarantee.

(a)          The Parent Guarantee shall be a continuing guarantee and shall, subject to Section 1.03, (i) remain in full force and effect until payment in full of the principal amount of all Outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition), (ii) be binding upon the Parent Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns.

(b)          The obligations of the Parent Guarantor hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment which would otherwise have reduced or terminated the obligations of the Parent Guarantor hereunder and under the Parent Guarantee (whether such payment shall have been made by or on behalf of the Company or by or on behalf of the Parent Guarantor) is rescinded or reclaimed from any of the Holders upon the insolvency, bankruptcy, liquidation or reorganization of the Company or the Parent Guarantor or otherwise, all as though such payment had not been made.

Section 1.03       Release of Parent Guarantee.

(a)          The Parent Guarantor will be automatically and unconditionally released from its obligations under the Indenture and with respect to the Parent Guarantee (any of the following, a “Parent Guarantee Release Condition”):

(i)         with respect to any series of Notes, as applicable, if the Company exercises its legal defeasance option or its covenant defeasance option as described in Sections 12.2 and 12.3, respectively, of the Base Indenture with respect to such series of Notes or if the Company’s obligations under the Indenture are discharged in accordance with the terms of the Indenture in respect of such series of Notes;

(ii)        with respect to all series of Notes, on the date upon which the Company ceases to be a Subsidiary of the Parent Guarantor that is organized or established under the laws of the United States of America, any state thereof or the District of Columbia, or upon the conveyance, transfer or lease of all or substantially all of the properties and assets of the Company to another Person (other than to any Subsidiary of the Parent Guarantor that is organized or established under the laws of the United States of America, any state thereof or the District of Columbia);

(iii)       with respect to all series of Notes, upon either (x) the substantially simultaneous termination, release or discharge of indebtedness for borrowed money of the Company or Cigna Holding Company (formerly known as Cigna Corporation), a Delaware corporation (“CHC”) (including any release or discharge that would be conditioned on the termination, release or discharge of any guarantee or indebtedness for borrowed money) or (y) any other event or circumstance, in each case, as a result of which or upon which the aggregate principal amount of indebtedness for borrowed money issued or borrowed by the Company and CHC (collectively) constitutes no more than 20.0% of the aggregate principal amount of indebtedness for borrowed money of the Parent Guarantor and its Subsidiaries, on a consolidated basis, as of such time; or

(iv)       with respect to all series of Notes, upon the release of the Company’s guarantee pursuant to Section 3 of that certain Supplemental Indenture No. 2, dated as of December 20, 2018, among CHC, the Company, the Parent Guarantor and U.S. Bank National Association, as trustee, to that certain Indenture, dated as of September 17, 2018, between the Parent Guarantor and U.S. Bank National Association, as supplemented by that certain Supplemental Indenture No. 1, dated as of September 17, 2018.

(b)          At the request of the Company or the Parent Guarantor, and upon delivery to the Trustee of an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent under the Indenture relating to such release have been complied with, the Trustee will execute any documents reasonably requested by the Company or the Parent Guarantor evidencing such release.

(c)          If the Parent Guarantor is released from its obligations hereunder pursuant to this Section 1.03, it shall cease to be the “Parent Guarantor” as defined in and for purposes hereof.

(d)          For the avoidance of doubt, the terms of Section 1.03(a)(ii) hereof shall be interpreted in a manner consistent with that set forth in Section 8.1(2) of the Base Indenture.

Section 1.04       Notation Not Required.  Neither the Company nor the Parent Guarantor shall be required to make a notation on the Notes to reflect the Parent Guarantee or any release thereof.

Section 1.05       Waiver of Subrogation.  The Parent Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of the Parent Guarantor’s obligations under the Parent Guarantee and the Indenture, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder of Notes against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights in relation to the Trustee until all monetary obligations of the Company under the Indenture and the Notes, whether for principal of or interest on the Notes, are paid in full. If any amount shall be paid to the Parent Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall have been deemed to have been paid to the Parent Guarantor for the benefit of, and held in trust for the benefit of, the Holders of the Notes, and shall forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of the Indenture. The Parent Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section is knowingly made in contemplation of such benefits.

Section 1.06       Notices.  Notice to the Parent Guarantor shall be sufficient if addressed to the Parent Guarantor care of the Company at the address, place and manner provided in Section 1.5 of the Base Indenture.

   ARTICLE II

MISCELLANEOUS

Section 2.01       Integral Part; Effect of Supplement on Indenture.  This Twenty-Fifth Supplemental Indenture constitutes an integral part of the Indenture.  Except for the amendments and supplements made by this Twenty-Fifth Supplemental Indenture, the Base Indenture shall remain in full force and effect as executed.

Section 2.02       Capitalized Terms.  For purposes of this Twenty-Fifth Supplemental Indenture:

(a)          Capitalized terms used herein without definition shall have the meanings assigned to them in the Base Indenture;

(b)          All references to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of the Base Indenture; and

(c)          The terms “herein,” hereof,” “hereunder” and other words of similar import refer to this Twenty-Fifth Supplemental Indenture.

Section 2.03       Adoption, Ratification and Confirmation.  The Indenture, as supplemented by this Twenty-Fifth Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

Section 2.04       Trustee Not Responsible for Recitals.  The recitals in this Twenty-Fifth Supplemental Indenture are made by the Company, and the Trustee assumes no responsibility for the correctness of such recitals.  The Trustee makes no representations as to the validity or sufficiency of this Twenty-Fifth Supplemental Indenture.

Section 2.05       Counterparts.  This Twenty-Fifth Supplemental Indenture may be executed in multiple counterparts, each of which shall be regarded for all purposes as an original and all of which shall constitute but one and the same instrument.

Section 2.06       Governing Law.  This Twenty-Fifth Supplemental Indenture and the Parent Guarantee hereunder shall be governed by and construed in accordance with the laws of the State of New York.

Section 2.07       Conflict with Trust Indenture Act.  If any provision of this Twenty-Fifth Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act to be part of and govern this Twenty-Fifth Supplemental Indenture, the latter provision shall control.  If any provision of this Twenty-Fifth Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to the Twenty-Fifth Supplemental Indenture as so modified or to be excluded, as the case may be.

Section 2.08       FATCA. The Company confirms to the Trustee it has no knowledge that this Supplemental Indenture has resulted in a material modification of the Notes for purposes of Sections 1471 through 1474 of the Code (“FATCA”). The Company shall give the Trustee prompt written notice of any material modification of the Notes deemed to occur for FATCA purposes of which it has knowledge. The Trustee shall assume that no material modification for FATCA purposes has occurred regarding the Notes to the knowledge of the Company, unless the Trustee receives written notice of such modification from the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Twenty-Fifth Supplemental Indenture to be duly executed as of the date first above written.

CIGNA CORPORATION

By:	/s/ Timothy D. Buckley
Name:	Timothy D. Buckley
Title:	Vice President and Treasurer

EXPRESS SCRIPTS HOLDING COMPANY

By:	/s/ Bradley Phillips
Name:	Bradley Phillips
Title:	Vice President and Assistant Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ Raymond Delli Colli
Name:	Raymond Delli Colli
Title:	Vice President

[Signature Page to Twenty-Fifth Supplemental Indenture (ESH)]